Exhibit s.3
The information in this preliminary prospectus supplement, which relates to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated _______, 20__

FORM OF PROSPECTUS SUPPLEMENT
(To prospectus dated __________, 20__)

Tortoise Pipeline & Energy Fund, Inc.
Series ____ [Floating Rate] Notes due 20__

Tortoise Pipeline & Energy Fund, Inc. (the “Company,” “we” or “our”) is a nondiversified, closed-end management investment company. Our investment objective is to seek a high level of total return with an emphasis on current distributions paid to stockholders. We seek to provide our stockholders with an efficient vehicle to invest in a portfolio consisting primarily of equity securities of North American pipeline companies that transport natural gas, natural gas liquids (“NGLs”), crude oil and refined products and to a lesser extent, in other energy infrastructure companies. Under normal circumstances, we invest at least 80% of our total assets (including assets obtained through leverage) in equity securities of pipeline and other energy infrastructure companies. More than 75% of these companies will generally be structured as corporations or limited liability companies domiciled in the United States or Canada. We may invest up to 25% of our total assets in master limited partnerships (“MLPs”). We may invest up to 30% of our total assets in unregistered or otherwise restricted securities, primarily through direct investments, and will not invest in private companies. We may invest up to 20% of its total assets in debt securities, including those rated below investment grade. We will not invest more than 10% of our total assets in any single issuer and will not engage in short sales. We also write covered call options to seek to enhance long-term return potential across economic environments, increase current income and mitigate portfolio risk through option income.

We have elected to be treated as a regulated investment company under the Internal Revenue Code.

We are offering $________ in aggregate principal amount of our Series___ [Floating Rate] Notes due 20___ (the “Series ___ Notes”) in this prospectus supplement. This prospectus supplement is not complete and should be read in conjunction with our prospectus dated _____, 20__ the “accompanying prospectus”). This prospectus supplement does not include all of the information that you should consider before purchasing any Series ___ Notes. You should read this prospectus supplement and the accompanying prospectus prior to purchasing any Series ___ Notes.

The Series ___ Notes will bear interest at a [floating] rate equal to _____% per annum and [will be reset [quarterly]]. The Series___ Notes will mature on , __________ 20___ . We will pay interest on the Series ___ Notes [quarterly], commencing on ____________ , 20___ . The Series ___ Notes are subject to optional prepayment and mandatory prepayment in certain circumstances. The Series ___ Notes have no sinking fund provisions.

The Series ___ Notes will be senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness.

Investing in Series ___ Notes involves certain risks. See “Risk Factors” beginning on page ___ of the accompanying prospectus and “Risks of Investing in Series ___ Notes” beginning on page S-__ of this prospectus supplement.
______________________
	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before offering expenses, to us(1)	$	$

(1)	The aggregate offering expenses are estimated to be $_____________, all of which will be borne by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Series ___ Notes will be ready for delivery to purchasers on or about _________, 20___.
______________________

[Insert Underwriters]
______________________

The date of this prospectus supplement is _________, 20___.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-
Use of Proceeds	S-
Capitalization	S-
Financial Highlights	S-
Description of the Series ___ Notes	S-
Federal Income Tax Matters	S-
Risks of Investing in the Series ___ Notes	S-
Underwriting	S-
Legal Matters	S-
Where You Can Find More Information	S-

Prospectus

Prospectus Summary
Summary of Company Expenses
Financial Highlights
Senior Securities
Market and Net Asset Value Information
Use of Proceeds
The Company
Investment Objective and Principal Investment Strategies
Leverage
Risk Factors
Management of the Company
Closed-End Company Structure
Certain Federal Income Tax Matters
Determination of Net Asset Value
Automatic Dividend Reinvestment Plan
Description of Securities
Rating Agency Guidelines
Certain Provisions in the Company’s Charter and Bylaws
Selling Stockholders
Plan of Distribution
Administrator and Custodian
Legal Matters
Available Information
Table of Contents of The Statement of Additional Information

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in the statement of additional information. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities where the offer is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus and in the statement of additional information is accurate only as of the dates on their respective covers. Our business, financial condition and prospects may have changed since such dates. We will advise investors of any material changes to the extent required by applicable law.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the statement of additional information contain forward-looking statements. Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this prospectus supplement as well as in the accompanying prospectus. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the conditions in the U.S. and international financial, petroleum and other markets, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the Securities and Exchange Commission (the “SEC”).

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of the prospectus accompanying this prospectus supplement. All forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus are made as of the date of this prospectus supplement or the accompanying prospectus, as the case may be. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors” section of the prospectus accompanying this prospectus supplement. We urge you to review carefully these sections for a more complete discussion of the risks of an investment in Series ___ Notes.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and the offering but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and accompanying prospectus and in the statement of additional information, especially the information set forth under the heading “Risk Factors” beginning on page ___ of the accompanying prospectus and “Risks of Investing in Series ___ Notes” beginning on page S‑__. When used in this prospectus supplement, the terms “we,” “us,” and “our” refer to Tortoise Pipeline & Energy Fund, Inc. unless specified otherwise.

The Company

We seek to provide our stockholders with an efficient vehicle to invest in a portfolio consisting primarily of equity securities of North American pipeline companies that transport natural gas, natural gas liquids (“NGLs”), crude oil and refined products and to a lesser extent, in other energy infrastructure companies. Our investment objective is to seek a high level of total return with an emphasis on current distributions paid to stockholders. For purposes of our investment objective, total return includes capital appreciation of, and all distributions received from, securities in which we invest regardless of the tax character of the distributions. We consider our investment objective a nonfundamental investment policy. We cannot assure you that we will achieve our investment objective.

We are a nondiversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). We were organized as a corporation on July 19, 2011, pursuant to a charter (the “Charter”) governed by the laws of the State of Maryland. Our fiscal year ends on November 30. We commenced operations in October 2011 following our initial public offering. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “TTP.” As of _________, 20__, we had net assets of approximately $_____ million attributable to our common stock. As of _________, 20__, we had outstanding $___ million of our Mandatory Redeemable Preferred Stock (the “Tortoise Preferred Shares”) and $___ million of our privately placed Senior Notes (the “Tortoise Notes”).

Investment Adviser

Tortoise Capital Advisors, L.L.C. (the “Adviser”), a registered investment adviser specializing in managing portfolios of securities of master limited partnerships (“MLPs”) and other energy companies, serves as our investment adviser. As of _____, 20__, our Adviser managed investments of approximately $____ billion in the energy sector, including the assets of publicly traded closed-end management investment companies, open-end funds, private funds and other accounts. The Adviser’s investment committee relative to the Company is comprised of six individuals. The principal business address of the Adviser is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

Portfolio Investments

Under normal circumstances, we invest at least 80% of our total assets (including assets obtained through leverage) in equity securities of pipeline and other energy infrastructure companies. More than 75% of these companies will generally be structured as corporations or limited liability compass domiciled in the United States or Canada. We may invest up to 25% of our total assets in master limited partnerships (“MLPs”). We also write covered call options to seek to enhance long-term return potential across economic environments, increase current income and mitigate portfolio risk through option income. We typically expect to write call options that are approximately 5-15% out-of-the-money on approximately 20% of the total value of our portfolio, although these percentages may vary depending on the cash flow requirements of the portfolio and our Adviser’s assessment of market conditions. Our covered call strategy is focused on other energy companies that are integral links in the value chain for pipeline companies. See “Investment Objective and Principal Investment Strategies” in the accompany prospectus.

As of ___________, 20__, our portfolio investments were approximately $___ billion. Our top 10 holdings by issuer as of that date were:

Name	Market Value (in millions)	Percentage of Investment Securities(1)

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Total
______________________

(1)	Percent of investments and cash equivalents.

Recent Developments

[To be furnished at the time of offering]

The Offering

Securities Offered	$________aggregate principal amount of Series ___ Notes due 20___.

Offering Price	$_______.

Maturity	____________, 20___ .

Rating	“ ” from Fitch Ratings.

Interest Formula	The Series ___ Notes will bear interest at a [floating] rate equal to __________% per annum. [Interest rates on the Series ___ Notes will be reset [quarterly].]

Interest Payment Dates	[Quarterly], commencing on __________ , 20___ .

[Interest Reset Dates ]	[Quarterly], commencing on __________ , 20___ .]

Ranking
The Series ___ Notes will be unsecured obligations and will rank equally and ratably (pari passu) in right of payment with any of our existing or future unsecured debt. The Series ___ Notes will be senior to any preferred stock issued by us. As of _________, 20___ , we had total indebtedness outstanding of $_____ million.

[Optional Prepayment of the Notes]
[We may, at our option, prepay at any time all or any part of the Series ___ Notes at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment and a prepayment premium equal to ___% of the principal amount so repaid.]

Prepayment of the Notes Prior to Maturity at Par
We may, within __ days prior to the final maturity date, at our option, prepay all or any part of the Series ___ Notes at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment.

Special Optional Prepayment During Extended 10-Day Period
In the event we are not in compliance with either (a) the covenant to satisfy the rating agency Basic Maintenance Test or (b) the covenant to maintain 1940 Act asset coverage ratios, we have a 30-day period to cure such default. Such 30-day period can be extended 10 days if, prior to the end of the 30-day period, we give notice of a prepayment of such principal amount of Series ___ Notes and any of our other senior securities representing indebtedness sufficient to cure such default at 100% of the principal amount so prepaid, together with interest thereon to the date of repayment, and a prepayment premium equal to ___% of the principal amount so repaid.

In the event that we make a prepayment during such extended 10-day period, the principal amount of the Series ___ Notes and other senior securities to be prepaid shall be allocated among all of the Series ___ Notes and other senior securities at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. Further, the amount of the Series ___ Notes and the other senior securities to be prepaid shall at no time exceed an amount necessary for us to be in pro forma compliance with the rating agency Basic Maintenance Test and the 1940 Act asset coverage ratios pro forma for such prepayment.

Certain Covenants	The Series ___ Notes will be issued under an indenture containing covenants requiring us to:

	•	have asset coverage ratios at or above minimums required by the 1940 Act; and

	•	maintain a current rating by an NRSRO.

Such indenture will also contain covenants limiting our ability to:

	•	engage in transactions with affiliates;

	•	consolidate, merge or transfer all or substantially all of our assets;

	•	declare or pay dividends on, redeem or repurchase our capital stock, under certain circumstances;

	•	create or designate subsidiaries; and

	•	create certain liens or incur additional debt secured by liens.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Series ___ Notes-Selected Indenture Covenants.”

Use of Proceeds
The net proceeds from the sale of the Series ___ Notes will be used to invest in energy infrastructure companies in accordance with our investment objective and policies or for working capital purposes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $___________ after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering to invest in energy infrastructure companies in accordance with our investment objective and policies or for working capital purposes. Pending such investments, we anticipate (i) repaying short-term debt outstanding under our credit facility or (ii) investing in short-term securities issued by the U.S. government or its agencies or instrumentalities or in short-term debt obligations or money market instruments.

CAPITALIZATION

The following table sets forth our capitalization: (i) as of _______, 20__, (ii) pro forma to reflect the subsequent borrowing under our credit facility through the date of this prospectus supplement, [the issuance of [describe securities] on ________, 20__] and and (iii) pro forma as adjusted to reflect the issuance of the Series ___ Notes offered hereby. As indicated below, common stockholders will bear the offering costs associated with this offering.

[TO BE FURNISHED AT TIME OF OFFERING]

FINANCIAL HIGHLIGHTS

Information contained in the table below under the heading “Per Common Share Data” and “Supplemental Data and Ratios” shows our per common share operating performance. Except when noted, the information in this table is derived from our financial statements audited by Ernst & Young LLP, whose report on such financial statements is contained in our 20__ Annual Report and incorporated by reference into the statement of additional information, both of which are available from us upon request. The information as of __________, 20__ and for the period from December 1, 20__ through ___________, 20__ appears in our unaudited interim financial statements as filed with the SEC in our most recent stockholder report for the period ended ______________, 20__. See “Where You Can Find More Information” in this prospectus supplement.

[TO BE FURNISHED AT TIME OF OFFERING]

DESCRIPTION OF THE SERIES ___ NOTES

The following is a brief description of the terms of the Series ___ Notes. This description does not purport to be complete and is subject and qualified in its entirety by reference to the indenture dated as of __________, 20___ between us and __________ as Trustee thereunder. The Series ___Notes will be issued pursuant to the terms of the Indenture. Capitalized terms not defined in this Description of the Series ___ Notes have the meanings assigned to such terms in the Indenture.

General

As of ____________, 20___ , the Company had $_______ million aggregate principal amount of notes outstanding. The notes are subordinated in right of payment to any of our secured indebtedness or other secured obligations to the extent of the value of the assets that secure the indebtedness or obligation. The notes may be prepaid prior to their maturity at our option, in whole or in part, under certain circumstances and are subject to mandatory prepayment upon an event of default.

So long as we have notes outstanding, additional debt securities must rank on a parity with these notes with respect to the payment of interest and upon the distribution of our assets.

We will issue the Series ___ Notes as additional notes under the Indenture. Except as described below, the terms of the Series ___ Notes will include those terms stated in the Indenture and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Series ___ Notes are subject to all such terms, and you should refer to the Indenture and the TIA for a statement thereof. The following summary of the material provisions of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of terms used below.

The Indenture does not limit the aggregate principal amount of debt securities, including notes, that we may issue under it. The debt securities may be issued from time to time in one or more series. We may, from time to time, without notice to or seeking the consent of the holders of the Series ___ Notes, issue an unlimited principal amount of additional notes having identical terms and conditions of the Series ____ Notes, except for the offering price and issue date (the “additional notes”). Any such additional notes will be part of the same issue as the Series ___Notes that we are currently offering, provided that such additional notes shall be fungible with the Series ___ Notes offered by this prospectus for U.S. federal income tax purposes.

Principal and Maturity

The Series ___Notes will be limited initially to, the aggregate principal amount of $_______. The Series ___Notes will mature on _________, 20___.

Rankings

The Series ___Notes rank senior to our common and preferred stock, and on a parity with any other series of notes, as to the payment of interest and distribution of assets upon liquidation. Pursuant to the indenture governing the Series ___Notes, we may only issue one class of senior securities representing indebtedness, except that we may have secured debt outstanding in the amount of up to 5% of our total assets if such debt is for temporary purposes only (i.e., if it is to be repaid within 60 days and not extended or renewed). The Series ___Notes are unsecured obligations and, upon our liquidation, dissolution or winding, will rank: (1) senior to our outstanding common stock and any preferred stock; (2) at least equally and ratably (pari passu) in point of priority and security with our senior unsecured and unsubordinated debt, including our unsecured revolving credit facility; and (3) junior to any of our secured creditors, if any.

Interest Payments on the Series ___Notes

The Series ___Notes will bear interest from the date of issue at a [floating] rate of ___% per annum , payable , on the ___ day of each of ____, ____ , and _____ in each year and at maturity (each such date being referred to as an “Interest Payment Date” provided, that if any such date shall not be a Business Day, such Interest Payment Date shall be postponed to be the next Business Day) and to bear interest on overdue principal (including any overdue required or optional prepayment of principal), and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Default Rate until paid.

The Series ___Notes will not have the benefit of a sinking fund - that is, we will not deposit money on a regular basis into any separate custodial account to repay the Series ___Notes.

Limitations. Under the requirements of the 1940 Act, immediately after issuing any senior securities representing indebtedness, we must have an asset coverage of at least 300%. Asset coverage means the ratio which the value of our total assets, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness. Under the 1940 Act, we may only issue one class of senior securities representing indebtedness. So long as any Notes are outstanding, additional debt securities must rank on a parity with Notes with respect to the payment of interest and upon the distribution of our assets. We are subject to certain restrictions imposed by Fitch, including restrictions related to asset coverage and portfolio composition. Borrowings also may result in our being subject to covenants in credit agreements that may be more stringent than the restrictions imposed by the 1940 Act.

Optional Prepayments of the Series ___Notes

The Company may, at its option, and only to the extent prepayment of the Series ___Notes is permitted under the 1940 Act and Maryland law, upon notice as provided below, prepay at any time all, or from time to time any part of, the Series ___Notes, in an amount not less than 5% of the aggregate principal amount of the Series ___Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, the prepayment premium, if any, determined for the prepayment date with respect to such principal amount. The Company, through the Trustee, will provide written notice to each holder of each such optional prepayment not less than 25 days and not more than 75 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of each Series ___Note to be prepaid, and the interest to be paid on the prepayment date.

Prepayments of Series ___Notes Prior to Maturity at Par

Notwithstanding anything contained herein to the contrary, so long as no default or event of default exists, the Company may, at its option, upon notice as provided below prepay all of the Series ___Notes on or after the date which is __ days prior to maturity of such Series ___Notes at 100% of the principal amount of such Series ___Notes, together with interest on such Series ___Notes accrued to the date of prepayment. Such prepayment will not include any prepayment premium. The Company, through the Trustee, will provide written notice to each holder of each such optional prepayment not less than 25 days and not more than 75 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of each Series ___Note to be prepaid on such date and the interest to be paid on the prepayment date.

Special Optional Prepayment during Extended 10-Day Period

The Company may, upon notice as required below, prepay all or any part of the Series ___Notes to cure certain events of default regarding the minimum coverage ratios under the Indenture at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, the prepayment premium, if any, determined for such prepayment date with respect to the principal amount. The Company will give each holder written notice, through the Trustee, of each such prepayment prior to the end of the 30-Day period following the occurrence of such event of default. Such notice shall not be less than 7 days prior to the date fixed for such prepayment and shall specify such date (which shall be a Business Day) prior to the end of the extended 10-day period, the aggregate principal amount of Series ___Notes to be prepaid, the principal amount of Series ___Notes held by such holder to be prepaid, and the interest, and prepayment premium, if any, to be prepaid. In the event the Company makes any partial prepayment of Series ___Notes and any other senior securities representing indebtedness to cure any default during such extended 10-day period, the principal amount of Series ___Notes and any other senior securities representing indebtedness to be prepaid shall be allocated by the Company among all of the Series ___Notes, and other senior securities representing indebtedness at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment; provided, however, that the amount of Series ___Notes and the other senior securities to be repaid during such extended 10-day period shall at no time exceed an amount necessary for the Company to be in pro forma compliance with the covenants under “Selected Indenture Covenants-Affirmative Covenants-Asset Covenants” after giving effect to such repayment.

Allocation of Partial Prepayments

In the case of each partial prepayment of the Series ___Notes, the principal amount of the Series ___Notes to be prepaid shall be allocated among all of the Series ___Notes then being prepaid at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, subject to certain adjustments as set forth in the Indenture.

Maturity; Surrender, Status, Etc.

In the case of each prepayment of Series ___Notes, the principal amount of each Series ___Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and any applicable prepayment premium. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and any applicable prepayment premium, interest on such principal amount shall cease to accrue. Any Series ___Note paid or prepaid in full shall be surrendered to the Trustee and cancelled and shall not be reissued, and no Series ___Note shall be issued in lieu of any prepaid principal amount of any Series ___Note.

Events of Default and Acceleration of Notes; Remedies. Any one of the following events will constitute an “event of default” under the terms of the Notes:

●	default in the payment of any interest upon a series of debt securities when it becomes due and payable and the continuance of such default for 5 business days;

●	default in the payment of the principal of, or premium on, a series of debt securities whether at its stated maturity or at a date fixed for prepayment or by declaration or otherwise;

●
default in the performance, or breach, of certain financial covenants, including financial tests incorporated from other agreements evidencing indebtedness pursuant to the terms of the Series ___Notes, and covenants concerning the rating of the Series ___Notes, timely notification of the holders of the Series ___Notes of events of default, the incurrence of secured debt and the payment of dividends and other distributions and the making of redemptions on our capital stock, and continuance of any such default or breach for a period of 30 days; provided, however, in the case of our failure to maintain asset coverage or satisfy the basic maintenance test, such 30-day period will be extended by 10 days if we give the holders of the Series ___Notes notice of a prepayment of Series ___Notes in an amount necessary to cure such failure;

●
default in the performance, or breach, of any covenant (other than those covenants described above) of ours under the terms of the Series ___Notes, and continuance of such default or breach for a period of 30 days after the earlier of (1) a responsible officer obtaining actual knowledge of such default and (2) our receipt of written notice of such default from any holder of such Series ___Notes;

●	certain voluntary or involuntary proceedings involving us and relating to bankruptcy, insolvency or other similar laws;

●	Tortoise Capital Advisors, L.L.C. or one of its affiliates is no longer our investment adviser;

●	if, on the last business day of each of twenty-four consecutive calendar months, the debt securities have a 1940 Act asset coverage of less than 100%;

●
other defaults with respect to Borrowings in an aggregate principal amount of at least $5 million, including payment defaults and any other default that would cause (or permit the holders of such Borrowings to declare) such Borrowings to be due prior to stated maturity;

●
if our representations and warranties or any representations and warranties of our officers made in connection with transaction relating to the issuance of the Series ___Notes prove to have been materially false or incorrect when made; or

●	other certain “events of default” provided with respect to the Series ___Notes that are typical for Borrowings of this type.

Upon the occurrence and continuance of an event of default, the holders of a majority in principal amount of a series of outstanding Notes may declare the principal amount of that series of Notes immediately due and payable upon written notice to us. Upon an event of default relating to bankruptcy, insolvency or other similar laws, acceleration of maturity occurs automatically with respect to all series of Notes. At any time after a declaration of acceleration with respect to a series of Notes has been made, and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Notes of that series, by written notice to us, may rescind and annul the declaration of acceleration and its consequences if all events of default with respect to that series of Notes, other than the non-payment of the principal of, and interest and certain other premiums relating to, that series of Notes which has become due solely by such declaration of acceleration, have been cured or waived and other conditions have been met.

Liquidation Rights. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or (b) any liquidation, dissolution or other winding up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours, then (after any payments with respect to any secured creditor of ours outstanding at such time) and in any such event the holders of our Notes and the Series ___Notes shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all debt securities (including any interest accruing thereon after the commencement of any such case or proceeding), or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of our Notes and the Series ___ Notes, before the holders of any of our common or preferred stock are entitled to receive any payment on account of any redemption proceeds, liquidation preference or dividends from such shares. The holders of our Notes and the Series ___Notes shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinated to the payment of our Notes and the Series ___Notes, which may be payable or deliverable in respect of our Notes and the Series ___Notes in any such case, proceeding, dissolution, liquidation or other winding up event.

Unsecured creditors of ours may include, without limitation, service providers including our Adviser, custodian, administrator, broker-dealers and the trustee, pursuant to the terms of various contracts with us. Secured creditors of ours may include without limitation parties entering into any interest rate swap, floor or cap transactions, or other similar transactions with us that create liens, pledges, charges, security interests, security agreements or other encumbrances on our assets. A consolidation, reorganization or merger of us with or into any other company, or a sale, lease or exchange of all or substantially all of our assets in consideration for the issuance of equity securities of another company shall not be deemed to be a liquidation, dissolution or winding up of us.

Voting Rights. The Series ___Notes have no voting rights, except to the extent required by law or as otherwise provided in the terms of the Series ___Notes relating to the acceleration of maturity upon the occurrence and continuance of an event of default. In connection with any other borrowings (if any), the 1940 Act does in certain circumstances grant to the lenders certain voting rights in the event of default in the payment of interest on or repayment of principal.

Market. The Series ___Notes will be listed on ____________ .

Paying Agent. __________, shall serve as the paying agent with respect to the Series ___Notes.

FEDERAL INCOME TAX MATTERS

The following is a general summary of certain federal income tax considerations regarding the ownership and disposition of the Notes. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to such consequences. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special rules, such as banks, thrift institutions and certain other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt investors, individual retirement accounts, certain tax-deferred accounts, and foreign investors. Tax matters are very complicated, and the tax consequences of an investment in and holding of Notes will depend on the particular facts of each investor’s situation. Investors are urged to consult their own tax advisors with respect to the application to their own circumstances of the general federal income taxation rules described below and with respect to other federal, state, local or foreign tax consequences to them before making an investment in the Notes. Unless otherwise noted, this discussion assumes that investors are U.S. persons for federal income tax purposes and hold the Notes as capital assets. For more detailed information regarding the federal income tax consequences of investing in our securities see “Tax Matters” in the accompanying prospectus.

If an entity that is classified as a partnership for federal income tax purposes is a beneficial owner of Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for federal income tax purposes and persons holding Notes through a partnership or other entity classified as a partnership for federal income tax purposes are urged to consult their own tax advisors.

Federal Income Tax Treatment of Holders of the Notes

Payments of Interest

Interest on the Notes will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference between:

●	the amount of cash and the fair market value of other property received (other than amounts received in respect of accrued but unpaid interest) in exchange therefor and

●	the holder’s adjusted tax basis in such Note.

Amounts attributable to accrued but unpaid interest on the Notes will be treated as ordinary interest income as described above. A U.S. Holder’s adjusted tax basis in a Note generally will equal the purchase price paid by the holder for the Note.

Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange, redemption, retirement or other taxable disposition, the Note has been held by the U.S. Holder for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally subject to a current maximum U.S. federal rate of 20%. The deductibility of capital losses is subject to certain limitations under the Code.

Medicare Tax.

A 3.8% Medicare contribution tax generally applies to interest income and net capital gains for U.S. Holders whose adjusted gross income exceeds $200,000 for single filers or $250,000 for married joint filers. U.S. Holders should consult their personal tax advisors concerning the possible application of the Medicare contribution tax to their investment in the Notes.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to a backup withholding tax (currently at a rate of 24%) when such U.S. Holder receives interest and principal payments on the Notes held or upon the proceeds received upon the sale or other disposition of such Notes. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will generally be subject to this backup withholding tax if such U.S. Holder is not otherwise exempt and such U.S. Holder (i) fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number; (ii) furnishes an incorrect TIN; (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the Internal Revenue Service has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder of the Notes will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Payments of Interest

The payment to a Non-U.S. Holder of interest on a Note that is not effectively connected with such holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal income and withholding tax, pursuant to the “portfolio interest exception,” provided that

●
the Non-U.S. Holder does not directly, indirectly or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote within the meaning of Section 871(h)(3) of the Code,

●	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, and

●	the Non-U.S. Holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code,

and provided that either:

●
the beneficial owner of the Note certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on an Internal Revenue Service Form W-8BEN, or a suitable substitute form, or

●
a securities clearing organization, bank or other financial institution that holds the Notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business certifies to us or our paying agent, under penalties of perjury, that it has received such an Internal Revenue Service Form W-8BEN or suitable substitute from the beneficial owner or from a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Special certification and other rules apply to certain Non-U.S. Holders that are entities rather than individuals, particularly entities treated as partnerships for U.S. federal income tax purposes and certain other flow-through entities, and to Non-U.S. Holders acting as (or holding Notes through) intermediaries.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax, unless the beneficial owner of the Note provides us or our paying agent with a properly executed:

●	Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty, or

●
Internal Revenue Service Form W-8ECI, or successor form, stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the U.S.

If a Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on the Note is effectively connected with the conduct of such trade or business, such Non-U.S. Holder will not be subject to the 30% withholding tax, but rather will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable tax treaty rate) of its earnings and profits for that taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Special rules may apply to certain Non-U.S. Holders, such as “controlled foreign corporations” and “passive foreign investment companies,” that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them or to their shareholders.

Sale, Exchange, Redemption, Retirement or other Taxable Disposition of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange redemption or other taxable disposition of a Note unless:

●
that gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder, and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder, or

●	in the case of gains derived by an individual, such individual is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met.

A Non-U.S. Holder that is a corporation described in the first bullet point above may be subject to a branch profits tax equal to 30% (or lower under an applicable tax treaty).

U.S. Federal Estate Tax

Subject to applicable estate tax treaty provisions, notes held by an individual Non-U.S. Holder at the time of his or her death will generally not be subject to U.S. federal estate tax if the interest on the Notes qualifies for the portfolio interest exemption from U.S. federal income tax under the rules described above without regard to the certification requirement described above, and payments with respect to such Notes would not have been effectively connected with the conduct of a trade or business in the U.S. by a nonresident decedent.

Information Reporting and Backup Withholding

We will, when required, report to the Internal Revenue Service and to each Non-U.S. Holder any principal and interest paid to a Non-U.S. Holder and the amount of tax withheld with respect to such payments, if any. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides.

Non-U.S. Holders may be subject to backup withholding (currently at a rate of 24%) and additional information reporting requirements. However, backup withholding and additional information reporting requirements generally do not apply to payments of interest made by us or a paying agent to Non-U.S. Holders if the certification described above under “Non-U.S. Holders - Payments of Interest” is received, or an exemption has been otherwise established, provided that neither we nor the paying agent have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person for U.S. federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

If the foreign office of a foreign “broker,” as defined in the applicable Treasury regulations, pays the proceeds of a sale, redemption or other disposition of a Note to the seller thereof outside the U.S., backup withholding and information reporting requirements will generally not apply. However, information reporting requirements, but not backup withholding, will generally apply to a payment by a foreign office of a broker that is a U.S. person or a “U.S. related person,” unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption. For this purpose, a “U.S. related person” is:

●	a foreign person that derives 50% or more of its gross income from all sources in specified periods from activities that are effectively connected with the conduct of a trade or business in the U.S.,

●	a “controlled foreign corporation” (a foreign corporation controlled by certain U.S. shareholders), or

●
a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in the applicable Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the U.S.

Payment by a U.S. office of any U.S. or foreign broker is generally subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder of the Notes may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders should consult their tax advisers concerning the possible application of Treasury regulations and income tax treaties to any payments made on or with respect to the Notes.

RISKS OF INVESTING IN THE SERIES ___NOTES

Investing in any of our securities involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Therefore, before investing in the Series ___ Notes you should consider carefully the following risks, as well as the risk factors set forth under “Risk Factors” beginning on page __ of the accompanying prospectus.

Risks Related to the Series ___Notes

Unsecured Investment Risk to Holders of the Notes

The Series ___Notes represent our unsecured obligation to pay interest and principal when due. We cannot assure you that we will have sufficient funds or that we will be able to arrange for additional financing to pay interest on the Series ___Notes when due or to repay the Series ___Notes at their stated maturity. Our failure to pay interest on the Series ___Notes when due or to repay the Series ___Notes upon their stated maturity would, subject to the cure provisions under the indenture pursuant to which they are issued, constitute an event of default under the indenture and could cause a default under other agreements that we may enter into from time to time. There is no sinking fund with respect to the Series ___Notes, and at their stated maturity, the entire outstanding principal amount of the Series ___Notes will become due and payable. See “Description of the Series ___Notes-Selected Indenture Covenants-Sinking Fund.”

Ratings and Asset Coverage Risk

Fitch has assigned ratings of “___” to our outstanding notes and “___” to our outstanding preferred shares. To the extent that the Series ___Notes offered hereby are rated of similar or the same rating as those respectively assigned to our outstanding Notes or at all, the ratings do not eliminate or necessarily mitigate the risks of investing in the Series ___Notes. A rating may not fully or accurately reflect all of the credit and market risks associated with a senior security. A rating agency could downgrade our senior securities, which may make your securities less liquid in the secondary market. If a rating agency downgrades the ratings assigned to our senior securities, we may be required to alter our portfolio or redeem our senior securities. We may voluntarily redeem our senior securities under certain circumstances to the extent permitted under the terms of such securities, which may require that we meet specified asset maintenance tests and other requirements.

We have issued Notes and intend to offer and issue additional debt securities hereby, which constitute or will constitute senior securities representing indebtedness, as defined in the 1940 Act. Accordingly, the value of our total assets, less all our liabilities and senior securities not represented by such Notes and debt securities, must be at least equal to 300% of the aggregate principal value of such Notes and debt securities.

Decline in Asset Value Risk

A material decline in the value of our assets may impair our ability to maintain required levels of asset coverage for our senior securities.

Holders of Our Notes May Be Subordinated to Other Debt

The indenture governing the Series ___Notes permits us, in certain circumstances, to incur up to 5% of total assets in secured indebtedness. The Series ___Notes are effectively subordinated in right of payment to our secured indebtedness, if any, or other secured obligations to the extent of the value of the assets that secure such indebtedness or obligation. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Series ___Notes, payment on the Series ___Notes will occur after our secured indebtedness, if any, is repaid. In these circumstances, holders of obligations secured by liens on collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before holders of the Series ___Notes, who will only have an unsecured claim against our remaining assets, if any.

UNDERWRITING

[TO BE FURNISHED AT TIME OF OFFERING]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Husch Blackwell LLP, Kansas City, Missouri (“Husch Blackwell”). Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by ____________. Husch Blackwell and _____________ may rely on the opinion of Venable LLP, Baltimore, Maryland, on certain matters of Maryland law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and the 1940 Act and are required to file reports, including annual and semi-annual reports, proxy statements and other information with the SEC. We voluntarily file quarterly shareholder reports.

Our 20__ Annual Report, as filed with the SEC and which contains our audited financial statements as of November 30, 20__ and for the year then ended, notes thereto, and other information about us is incorporated by reference into our statement of additional information. Our 20__ ____Quarter Report, as filed with the SEC and which contain our unaudited financial statements as of ____________, 20__, notes thereto, and other information about us is incorporated by reference into our statement of additional information. These documents are available on the SEC’s EDGAR system and can be inspected and copied for a fee at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Additional information about the operation of the public reference room facilities may be obtained by calling the SEC at (202) 551-5850.

This prospectus supplement and the accompanying prospectus do not contain all of the information in our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

Additional information about us can be found on the Adviser’s website at www.tortoiseadvisors.com and in our registration statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. Information included on the Adviser’s website does not form part of this prospectus supplement. The SEC maintains a web site (http://www.sec.gov) that contains our registration statement, other documents incorporated by reference, and other information we have filed electronically with the SEC, including proxy statements and other reports we have filed with the SEC.

Insert Base Prospectus Dated __________, 20__

Tortoise Pipeline & Energy Fund, Inc.

Series ____ [Floating Rate] Notes due 20__

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PROSPECTUS SUPPLEMENT

[INSERT UNDERWRITERS]

_________________, 20__